U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 8, 2015

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

469 Jean-Talon West
3rd Floor
Montreal, Quebec, Canada H3N 1R4
(Address of principal executive offices)

(514) 764-9698
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 8, 2015, we executed a Patent Purchase Agreement (the “Purchase Agreement”), with Advanomics Corporation, Montreal, Canada (“Advanomics”), pursuant to which we acquired all of the right, title and interest in and to U.S. Patent Number 8,236,935 (the “Patent”) for our anticancer compound, Adva-27a.  The Purchase Agreement provides us with direct ownership of the Patent, which includes all rights to this intellectual property within the United States.  Prior, we had been licensing the right to use the Patent from Advanomics pursuant to the terms of a License Agreement, as amended (the “License Agreement”).

We believe the financial terms of the Purchase Agreement are more favorable to us than under the License Agreement.  Our obligations under the License Agreement required us to pay Advanomics a perpetual annual license fee of $360,000 and reimburse Advanomics for all research and development expenses incurred by Advanomics in connection with Adva-27a, the Licensed Material (as defined in the License Agreement).  The Purchase Agreement terminates the License Agreement and all obligations thereunder and provides for purchase of the Patent for twelve (12) consecutive annual payments of $360,000 starting in 2016.  Advanomics will retain a security interest in the Patent until all payments due under the Purchase Agreement have been made.  Dr. Steve Slilaty, our CEO and principal shareholder, is also the principal officer and shareholder of Advanomics.

A copy of the Purchase Agreement is attached to this report as an exhibit.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Patent Purchase Agreement described above is attached as Exhibit 99.9 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits.  The following exhibits are included in this report:

No.           Description

10.9           Patent Purchase Agreement with Advanomics Corporation

99.6           Press Release announcing the acquisition of the Patent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC

Dated: October 8, 2015	By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty
Chief Executive Officer